Exhibit 4.13

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Glass House Brands Inc. (the "Company")

3645 Long Beach Boulevard

Long Beach, California 90807

Item 2.	Date of Material Change

June 25, 2026

Item 3.	News Release

The news release disclosing the material change was disseminated by the Company on June 25, 2026 through GlobeNewswire and is available on SEDAR+ (www.sedarplus.ca) under the Company's issuer profile.

Item 4.	Summary of Material Change

On June 25, 2026, the Company announced that its subordinate voting shares (the "Subordinate Voting Shares") have been approved for listing on the New York Stock Exchange (the "NYSE").

Item 5.	Full Description of Material Change

On June 25, 2026, the Company announced that its Subordinate Voting Shares have been approved for listing on the NYSE. The Subordinate Voting Shares began trading under the symbol "GLAS" at the opening of trading on June 30, 2026.

The Subordinate Voting Shares ceased trading on the OTCQX at the close of market on June 29, 2026. The Subordinate Voting Shares continue to trade on CBOE Canada under the symbol "GLAS.A.U".

Item 6.	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

Not applicable.

Item 8.	Executive Officer

Benjamin Vega

General Counsel and Corporate Secretary

Tel: (562) 264-5078

Item 9.	Date of Report

July 3, 2026.